                                                                    Exhibit 99.1

[OKLAHOMA'S
SOUTHWEST
BANCORP, INC. LOGO]


               SOUTHWEST BANCORP, INC. REPORTS RECORD EARNINGS


CONTACT:        RICK GREEN, PRESIDENT & C.E.O.
                KERBY E. CROWELL, EXECUTIVE VICE PRESIDENT & C.F.O.
TELEPHONE:      (405) 372-2230
RELEASE DATE:   JANUARY 25, 2005


         January 25, 2005, Stillwater, Oklahoma . . . . Southwest Bancorp, Inc.
(Nasdaq National Market--OKSB, OKSBO), the Oklahoma-based parent company of the Stillwater National Bank and Trust Company ("Stillwater National") and SNB Bank of Wichita ("SNB Wichita"), today reported record net income for the fourth quarter of 2004 of $5.0 million, a 27% increase from the fourth quarter of 2003. Diluted earnings per share were $0.39 compared to $0.32 per share for the 2003 period, up 22%. Net income for the year 2004 was a record $18.6 million, a 25% increase from the same period in 2003. Diluted earnings per share were $1.48 compared to $1.22 per share for the 2003 period, up 21%.



2004 RESULTS AND FOCUS

    o    Total assets of $1.9 billion; a 21% increase from year-end 2003.

    o    Portfolio loans of $1.3 billion; a 16% increase from year-end 2003.

    o    Net Income:                                 $5.0 million; a 27% increase from fourth quarter 2003.
                                                     $18.6 million; a 25% increase from the year 2003.

    o    Diluted earnings per share:                 $0.39; a 22% increase from fourth quarter 2003.
                                                     $1.48; a 21% increase from the year 2003.

    o    Dividends per share:                        $0.07; a 12% increase from fourth quarter 2003.
                                                     $0.28; a 12% increase from the year 2003.

    o    Return on average equity:                   15.98% for the fourth quarter 2004.
                                                     15.80% for the year 2004.

    o    GAAP-based efficiency ratio:                49.05% for the fourth quarter 2004.
                                                     51.31% for the year 2004.

STRATEGIC PERSPECTIVE

         "At Southwest, we focus on converting our strategic vision into long-term shareholder value. This includes increasing our earnings and banking asset growth from carefully selected, higher growth markets to capitalize on our strengths in serving medical, professional, and business customers," said Rick Green, President and Chief Executive Officer. "Southwest's record earnings growth for 2004 is primarily the result of significant loan growth and an increase in net interest income due to improved interest spread and margin. We are continuing to focus on increasing net interest income by prudent loan growth in our Oklahoma, Texas and Kansas markets and in guaranteed student lending coupled with careful management of interest margins and funding. Other initiatives also contributed, including continued emphasis on appropriately pricing loan renewals, commercial loan participation sales, and service charge increases."

         At the end of 2004, Southwest had total assets of $1.9 billion, loans of $1.6 billion, and deposits of $1.5 billion. At that date, regulatory capital ratios for Southwest, Stillwater National, and SNB Wichita continued to exceed regulatory requirements for a well-capitalized institution.

ADDITIONAL FINANCIAL INFORMATION

         Net income for the year 2004 was $18.6 million, up $3.7 million, or 25%, from the same period in 2003. Basic earnings per share for 2004 were $1.54, up 22% from $1.26 in 2003. Diluted earnings per share of $1.48 increased 21% over 2003.

         Net interest income increased 31% from 2003. Noninterest income for 2004 declined $415,000 from 2003 due primarily to a $1.1 million reduction in gain on sales of mortgage loans which occurred due to the lower refinancing demand created by higher mortgage interest rates in 2004.

         The provision for loan losses of $13.0 million increased $4.5 million, or 52%, from 2003. Noninterest expense of $44.4 million increased $6.0 million, or 16%, primarily as a result of increases in compensation, general and administrative, and occupancy expenses. Southwest recorded a charge relating to executive retirement in the first quarter of 2004 of approximately $294,000 after related tax benefits.

FINANCIAL CONDITION

         At December 31, 2004, total assets were $1.9 billion, a $335.4 million increase from the end of 2003. Total portfolio loans (loans other than those held for sale) at the end of 2004 were $1.3 billion, up $178.9 million, or 16%, from year-end 2003, primarily as a result of growth in total commercial and commercial real estate loans. Loans held for sale, which are primarily guaranteed student loans, grew by $136.1 million during 2004, and contributed significantly to our 2004 net interest income and net income. (See "Forward Looking Statements" below.)

ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING LOANS

         Nonaccrual loans totaled $22.1 million at December 31, 2004, compared to $28.5 million at September 30, 2004 and $14.5 million at December 31, 2003. Total nonperforming loans of $23.0 million increased $7.1 million, or 44%, from year-end 2003, and represented 1.42% of total loans, compared to 1.22% of total loans at year-end 2003. At September 30, 2004, total nonperforming loans were $30.8 million, or 1.91% of total loans. At December 31, 2004, $1.5 million, or 6%, of loans classified as nonperforming were guaranteed by United States agencies or U.S. government sponsored entities.

         Mr. Green said, "Much of our business is commercial lending. As a result, weakness in one or a few large credits can have a significant impact on our nonperforming loan totals. Through the years, however, we have demonstrated the ability to resolve problem commercial loans. We reduced our total nonperforming loans by $7.8 million in the fourth quarter of 2004 through resolution, foreclosure, or charge-off. Total nonperforming assets declined by $5.3 million, or 16%, during the fourth quarter of 2004. At December 31, 2004, three credit relationships accounted for approximately $16.3 million, or 71%, of total nonperforming loans and 58% of nonperforming assets. All of these credits were identified as problem or potential problem credits in previous quarters. Management continues to actively manage these relationships, and anticipates they will be significantly reduced within the next six months."

         The allowance for loan losses of $19.9 million increased $4.1 million, or 26%, from year-end 2003. At year-end 2004, the allowance for loan losses was 1.23% of total loans, compared to 1.21% of total loans at year-end 2003. Management believes the amount of the allowance is appropriate, given its systematic methodology for calculating the allowance. That methodology is designed to estimate inherent losses on total loans in the portfolio, including those on nonperforming loans.

SECURITIES

         Southwest's common stock is traded on the Nasdaq National Market under the symbol OKSB. Market makers for Southwest's common stock include Stifel Nicolaus & Co., Goldman Sachs & Co., Keefe Bruyette & Woods Inc., Merrill Lynch, RBC Capital Markets Corp., UBS Capital Markets, Morgan Stanley & Co., Inc., Sandler O'Neill & Partners, FTN Midwest Research Secs., and Citigroup Global Markets, Inc.

         Trust preferred securities of Southwest's subsidiary, SBI Capital Trust, trade on the Nasdaq National Market under the symbol OKSBO. Southwest intends to redeem these $25.0 million, 9.30%, cumulative trust preferred securities during 2005.

SOUTHWEST BANCORP AND SUBSIDIARIES

         Southwest is the financial holding company for Stillwater National Bank and Trust Company, SNB Bank of Wichita, Healthcare Strategic Support, Inc., and Business Consulting Group, Inc. Southwest is an independent company, not controlled by other organizations or individuals and pursues an established strategy of independent operation for the benefit of all of its shareholders.

         A substantial portion of Southwest's current business and focus for the future are services for local businesses, their primary employees, and other managers and professionals. Southwest seeks to be the premier financial services company for its selected markets. Information regarding Southwest can be retrieved via the Internet, at www.oksb.com. Southwest, Stillwater National, and SNB Wichita offer commercial and consumer lending, deposit, and investment services, and specialized cash management, consulting and other financial services from offices in Stillwater, Tulsa, Oklahoma City, and Chickasha, Oklahoma, Wichita, Kansas and metropolitan Dallas, Texas; loan production offices in Kansas City, Kansas and Austin, Texas, and on the campuses of the University of Oklahoma Health Sciences Center and Oklahoma State University-Tulsa; a marketing presence in the Student Union at Oklahoma State University-Stillwater; and on the Internet. Stillwater National has applied to open an additional branch office in Austin, Texas. Southwest intends to focus its efforts on markets with characteristics that will allow it to capitalize on its strengths, and to continue establishing new offices in those markets. Southwest considers acquisitions of other financial institutions and other companies, from time to time, although it does not have any specific agreements or understandings for any such acquisition at present. Southwest also extends loans to borrowers in Oklahoma and neighboring states through participations with correspondent banks. Information regarding products and services of Stillwater National and SNB Wichita, including SNB DirectBanker(R), Southwest's online banking product, can be retrieved via the Internet, at www.oksb.com. The Stillwater National and SNB Wichita web sites and online banking technology are frequently updated in response to the changing needs of the large base of Internet banking customers.

FORWARD-LOOKING STATEMENTS

         This Press Release includes forward-looking statements, such as: statements of Southwest's goals, intentions, and expectations; estimates of risks and of future costs and benefits; assessments of the amount and timing of problem loan payoffs and loan losses; off-balance sheet risk and market risk; and statements of Southwest's ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon: future interest rates, market behavior, and other economic conditions; future laws and regulations; and a variety of other matters. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, Southwest's past growth and performance do not necessarily indicate its future results. Southwest previously announced that the yields on new guaranteed private student loans will be substantially less than those made during 2004. This yield reduction is expected to reduce the future profitability of student lending and Southwest's secondary market segment, but had no effect on 2004 earnings and will not affect the profitability of Southwest's other operating segments. Southwest anticipates continued growth in guaranteed student lending in 2005.

SOUTHWEST BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)

                                                                                    DECEMBER 31,       DECEMBER 31,
                                                                                      2004                 2003
                                                                                -----------------    -----------------
ASSETS:
Cash and cash equivalents                                                          $    24,097          $    33,981
Investment securities:
     Held to maturity, fair value $2,509 (2004) and $16,144 (2003)                       2,495               15,916
     Available for sale, amortized cost $205,393 (2004) and $176,470 (2003)            204,092              177,074
     Federal Reserve Bank and Federal Home Loan Bank Stock, at cost                     13,464               11,276
Loans held for sale                                                                    354,557              218,422
Loans receivable, net of allowance for loan losses
     of $19,944 (2004) and $15,848 (2003)                                            1,249,374            1,074,566
Accrued interest receivable                                                             15,091               11,321
Premises and equipment, net                                                             19,860               19,818
Other assets                                                                            33,067               18,351
                                                                                   -----------          -----------
            Total assets                                                           $ 1,916,097          $ 1,580,725
                                                                                   ===========          ===========


LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
     Noninterest-bearing demand                                                    $   183,738          $   167,332
     Interest-bearing demand                                                            57,359               53,955
     Money market accounts                                                             379,818              376,016
     Savings accounts                                                                    8,108                6,903
     Time deposits of $100,000 or more                                                 741,039              358,130
     Other time deposits                                                               129,996              241,789
                                                                                   -----------          -----------
         Total deposits                                                              1,500,058            1,204,125
Other borrowings                                                                       200,065              183,850
Accrued interest payable                                                                 4,911                3,375
Income tax payable                                                                       5,529                2,850
Other liabilities                                                                        7,370                4,410
Subordinated debentures                                                                 72,180               72,180
                                                                                   -----------          -----------
            Total liabilities                                                        1,790,113            1,470,790
Shareholders' equity:
     Common stock - $1 par value; 20,000,000 shares authorized;
         12,243,042 shares issued and outstanding                                       12,243               12,243
     Capital surplus                                                                     7,993                6,997
     Retained earnings                                                                 107,905               92,657
     Accumulated other comprehensive income/(loss)                                        (797)                 360
     Treasury stock, at cost; 138,189 (2004) and 287,410 (2003) shares                  (1,360)              (2,322)
                                                                                   -----------          -----------
            Total shareholders' equity                                                 125,984              109,935
                                                                                   -----------          -----------
            Total liabilities & shareholders' equity                               $ 1,916,097          $ 1,580,725
                                                                                   ===========          ===========

SOUTHWEST BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)

                                                                   For the three months              For the twelve months
                                                                    ended December 31,                ended December 31,
                                                                  2004             2003             2004              2003
                                                               -----------     ------------     -------------     -------------
Interest income:
     Interest and fees on loans                                 $    28,364     $    19,844     $    96,832      $    76,115
     Investment securities                                            1,966           1,944           7,881            7,954
     Other interest-bearing assets                                        3               3              10               10
                                                                -----------     -----------     -----------      -----------
                                                                     30,333          21,791         104,723           84,079
         Total interest income

Interest expense:
     Interest-bearing deposits                                        6,520           4,893          21,778           20,645
     Other borrowings                                                 1,796           1,165           5,979            4,887
     Subordinated debentures                                          1,193           1,049           4,489            3,079
                                                                -----------     -----------     -----------      -----------
         Total interest expense                                       9,509           7,107          32,246           28,611
                                                                -----------     -----------     -----------      -----------

Net interest income                                                  20,824          14,684          72,477           55,468

Provision for loan losses                                             4,882           2,074          12,982            8,522

Other income:
     Service charges and fees                                         2,584           2,375           9,898            9,293
     Gain on sales of loans receivable                                  861             954           3,247            4,111
     Gain (loss) on sales of investment securities                       47               0             (62)              28
     Other noninterest income                                           271             300           1,002            1,068
                                                                -----------     -----------     -----------      -----------
         Total other income                                           3,763           3,629          14,085           14,500

Other expenses:
     Salaries and employee benefits                                   6,706           5,359          22,599           19,792
     Occupancy                                                        2,227           2,169           9,223            8,107
     FDIC and other insurance                                           119              94             420              340
     Other real estate                                                  135              47             242              215
     General and administrative                                       2,874           2,691          11,928            9,994
                                                                -----------     -----------     -----------      -----------
         Total other expenses                                        12,061          10,360          44,412           38,448
                                                                -----------     -----------     -----------      -----------
Income before taxes                                                   7,644           5,879          29,168           22,998
     Taxes on income                                                  2,676           1,956          10,539            8,106
                                                                -----------     -----------     -----------      -----------
Net income                                                      $     4,968     $     3,923     $    18,629      $    14,892
                                                                ===========     ===========     ===========      ===========

SOUTHWEST BANCORP, INC.
UNAUDITED AVERAGE BALANCES, YIELDS AND RATES
(Dollars in thousands)

                                                                                        For the three months ended
                                                                                            December 31, 2004
                                                                               ---------------------------------------------
                                                                                                    Interest
                                                                                   Average          Income/        Average
                                                                                   Balance          Expense       Yield/Rate
                                                                               ---------------------------------------------

ASSETS:
      Loans receivable                                                              $1,675,336        $28,364          6.74%
      Investment securities                                                            217,263          1,966          3.60
      Other interest-earning assets                                                        922              3          1.29
                                                                               ----------------   ------------   -----------
          Total interest-earning assets                                              1,893,521         30,333          6.37
      Noninterest-earning assets                                                        69,106
                                                                               ----------------
          Total assets                                                              $1,962,627
                                                                               ================

LIABILITIES AND SHAREHOLDERS' EQUITY:
      Interest-bearing demand                                                       $   56,041        $    51          0.36%
      Money market accounts                                                            387,448          1,693          1.74
      Savings accounts                                                                   8,109              5          0.25
      Time deposits                                                                    838,776          4,771          2.26
                                                                               ----------------   ------------   -----------
          Total interest-bearing deposits                                            1,290,374          6,520          2.01
      Other borrowings                                                                 270,988          1,796          2.64
      Subordinated debentures                                                           72,180          1,193          6.47
                                                                               ----------------   ------------   -----------
          Total interest-bearing liabilities                                         1,633,542          9,509          2.32
                                                                                                  ------------   -----------
      Noninterest-bearing demand deposits                                              188,396
      Other noninterest-bearing liabilities                                             17,005
      Shareholders' equity                                                             123,684
                                                                               ----------------
          Total liabilities and shareholders' equity                                $1,962,627
                                                                               ================

      Net interest income                                                                             $20,824
                                                                                                  ============
      Interest rate spread                                                                                            4.05%
                                                                                                                 ===========
      Net interest margin (1)                                                                                         4.38%
                                                                                                                 ===========
      Ratio of average interest-earning assets
          to average interest-bearing liabilities                                      115.92%
                                                                               ================

      Net interest income and margin
          (tax-equivalent basis) (2)                                                                  $20,875         4.39%
                                                                                                  ============   ===========

(1) The net interest margin is equal to annualized net interest income divided by average interest-earning assets.
(2) In order to make pretax income and resultant yields on tax-exempt investments and loans comparable to those on taxable investments and loans, a tax-equivalent on taxable investments and loans, a tax equivalent adjustment is made equally to interest income and income tax expense with no effect on after tax income. The tax equivalent adjustment has been computed using a federal income tax rate of 35%.

SOUTHWEST BANCORP, INC.
UNAUDITED AVERAGE BALANCES, YIELDS AND RATES
(Dollars in thousands)

                                                                                        For the twelve months ended
                                                                                              December 31, 2004
                                                                               ---------------------------------------------
                                                                                                    Interest
                                                                                   Average          Income/        Average
                                                                                   Balance          Expense       Yield/Rate
                                                                               ---------------------------------------------

ASSETS:
      Loans receivable                                                              $1,527,935       $ 96,832       6.34%
      Investment securities                                                            214,988          7,881       3.67
      Other interest-earning assets                                                      1,063             10       0.94
                                                                                    -------------     ----------  ---------
          Total interest-earning assets                                              1,743,986        104,723       6.00
      Noninterest-earning assets                                                        65,938
                                                                                    -------------
          Total assets                                                              $1,809,924
                                                                                    =============

LIABILITIES AND SHAREHOLDERS' EQUITY:
      Interest-bearing demand                                                         $ 58,375        $   291       0.50%
      Money market accounts                                                            405,116          6,118       1.51
      Savings accounts                                                                   7,819             19       0.24
      Time deposits                                                                    709,660         15,350       2.16
                                                                                    -------------     ----------  ---------
          Total interest-bearing deposits                                            1,180,970         21,778       1.84
      Other borrowings                                                                 252,131          5,979       2.37
      Subordinated debentures                                                           72,180          4,489       6.22
                                                                                    -------------     ----------  ---------
          Total interest-bearing liabilities                                         1,505,281         32,246       2.14
                                                                                                      ----------  ---------
      Noninterest-bearing demand deposits                                              174,366
      Other noninterest-bearing liabilities                                             12,365
      Shareholders' equity                                                             117,912
                                                                                    -------------
          Total liabilities and shareholders' equity                                $1,809,924
                                                                                    =============

      Net interest income                                                                            $ 72,477
                                                                                                    ==========
      Interest rate spread                                                                                          3.86%
                                                                                                                  =========
      Net interest margin (1)                                                                                       4.16%
                                                                                                                  =========
      Ratio of average interest-earning assets
            to average interest-bearing liabilities                                     115.86%
                                                                                    =============

      Net interest income and margin
            (tax-equivalent basis) (2)                                                               $ 72,761       4.17%
                                                                                                     ==========   =========

(1) The net interest margin is equal to annualized net interest income divided by average interest-earning assets.
(2) In order to make pretax income and resultant yields on tax-exempt investments and loans comparable to those on taxable investments and loans, a tax-equivalent on taxable investments and loans, a tax equivalent adjustment is made equally to interest income and income tax expense with no effect on after tax income. The tax equivalent adjustment has been computed using a federal income tax rate of 35%.

 SOUTHWEST BANCORP, INC.
 UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
 (Dollars in thousands, except per share data)

                                                                    For the three months               For the twelve months
                                                                     ended December 31,                  ended December 31,
                                                                  2004               2003            2004               2003
----------------------------------------------------------------------------------------------------------------------------------
 PER COMMON SHARE DATA:
----------------------------------------------------------------------------------------------------------------------------------
      Basic Earnings                                                  $ 0.41             $ 0.33          $ 1.54             $ 1.26
      Diluted Earnings                                                  0.39               0.32            1.48               1.22
      Dividends declared                                                0.07               0.06            0.28               0.25
      Book value (at period end)                                                                          10.41               9.20

----------------------------------------------------------------------------------------------------------------------------------
 WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
----------------------------------------------------------------------------------------------------------------------------------
      Basic                                                       12,091,688         11,905,084      12,060,842         11,798,810
      Diluted                                                     12,650,554         12,329,963      12,547,986         12,159,620

----------------------------------------------------------------------------------------------------------------------------------
 KEY RATIOS:
----------------------------------------------------------------------------------------------------------------------------------
      Return on average assets                                         1.01%              0.99%            1.03%              0.99%
      Return on average total shareholders' equity                    15.98%             14.69%           15.80%             14.59%
      Efficiency ratio                                                49.05%             56.57%           51.31%             54.95%

----------------------------------------------------------------------------------------------------------------------------------
 CAPITAL RATIOS AS OF PERIOD END:
----------------------------------------------------------------------------------------------------------------------------------
      Leverage ratio                                                                                       8.61%              9.32%
      Tier I capital ratio                                                                                10.88%             11.13%
      Total capital ratio                                                                                 13.92%             14.90%
      Tier I capital                                                                                 $  168,847         $  145,906
      Total capital                                                                                     216,038            195,254
      Total risk adjusted assets                                                                      1,552,326          1,310,355

----------------------------------------------------------------------------------------------------------------------------------
 LOAN COMPOSITION AS OF PERIOD END:
----------------------------------------------------------------------------------------------------------------------------------
      Real estate mortgage:
          Commercial                                                                                 $  523,358         $  402,596
          One-to-four family residential                                                                 87,858             83,250
      Real estate construction                                                                          248,278            230,292
      Commercial                                                                                        390,272            355,965
      Installment and consumer:
          Guaranteed student loans                                                                      348,970            211,546
          Other                                                                                          25,139             25,187
                                                                                                   -------------    --------------
              Total loans, including loans held for sale                                             $1,623,875         $1,308,836
      Less:  Allowance for loan losses                                                                  (19,944)           (15,848)
                                                                                                   -------------    --------------
              Total loans, net                                                                       $1,603,931         $1,292,988
                                                                                                   =============    ==============

 SOUTHWEST BANCORP, INC.
 UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS (CONTINUED)
 (Dollars in thousands, except per share data)

                                                                                                       For the twelve months
                                                                                                         ended December 31,
                                                                                                     2004                 2003
------------------------------------------------------------------------------------------------------------------------------------
 ASSET QUALITY AS OF PERIOD END:
------------------------------------------------------------------------------------------------------------------------------------
      Nonaccrual loans (1)                                                                             $ 22,058           $ 14,530
      Restructured loans                                                                                      -                  -
      90 day past due and accruing (2)                                                                      929              1,384
                                                                                                   -------------    --------------
          Total nonperforming loans (3)                                                                $ 22,987           $ 15,914
                                                                                                   =============    ==============
      Other real estate owned                                                                          $  4,937           $  1,699
      Allowance for loan losses as a percentage of total loans                                            1.23%              1.21%
      Allowance for loan losses as a percentage of nonperforming loans                                   86.76%             99.59%
      Nonperforming loans as a percentage of total loans                                                  1.42%              1.22%
      Nonperforming assets as a percentage of total loans and other real estate                           1.71%              1.34%

      Total charge-offs                                                                                $ 10,034           $  5,077
      Total recoveries                                                                                    1,148                515
                                                                                                   -------------    --------------
          Net charge-offs                                                                              $  8,886           $  4,562
                                                                                                   =============    ==============
      Net charge-offs as a percentage of average loans                                                    0.58%              0.36%

----------------------------------------------------------------------------------------------------------------------------------
 OTHER MISCELLANEOUS INFORMATION AS OF PERIOD END:
----------------------------------------------------------------------------------------------------------------------------------
      Goodwill                                                                                         $    194           $    194
      Mortgage Servicing Rights                                                                           1,213              1,128
      Non-mortgage Servicing Rights                                                                          76                 90
                                                                                                   -------------    --------------
          Total Intangible Assets                                                                      $  1,483           $  1,412
                                                                                                   =============    ==============

      1-4 family mortgage loans serviced for others                                                    $125,353           $124,366
      Intangible amortization expense                                                                       327                398

      FTE employees (at period end)                                                                         355                335
      Number of ATMs                                                                                        289                294
      Number of branches                                                                                     10                  9


(1) The government-guaranteed portion of loans included in these totals were $1.4 million (2004) and $2.5 million (2003).
(2) The government-guaranteed portion of loans included in these totals were $38,000 (2004) and $146,000 (2003).
(3) The government-guaranteed portion of loans included in these totals were $1.5 million (2004) and $2.7 million (2003).